Exhibit 10.9

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “Amendment”) is made as of this 29th day of February, 2008 by and between MODIGENETECH LTD., an Israeli corporation (“Employer”), and EYAL FIMA (“Executive”), and amends that certain Employment Agreement, dated November 16, 2005, between Employer and Executive (as amended, restated, supplemented or modified from time to time, the “2005 Agreement”).

RECITALS:

A. The parties desire to modify certain provisions of the 2005 Agreement concerning the Executive’s compensation.

B. Pursuant to Section 8(b) of the 2005 Agreement, the parties desire to enter into this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to the following amendments to the 2005 Agreement:

AGREEMENT:

1. Amendment to Section 3(a). The first sentence of Section 3(a) of the 2005 Agreement is hereby deleted and replaced with the following sentence:

“Executive shall receive an aggregate annual minimum base salary at the rate of One Hundred Thousand Dollars ($100,000) payable in equal monthly installments of $8,833.33 or otherwise in accordance with the regular payroll schedule of Employer (as the same may be increased, “Base Salary”), effective January 1, 2008.”

2. Amendment to Section 3(b). The first sentence of Section 3(b) of the 2005 Agreement is hereby deleted and replaced with the following sentence:

“Executive shall be eligible to receive an annual cash bonus of up to $50,000, payable within 30 days after the end of the fiscal year of Employer, which shall be based upon performance criteria established by the Board (“Performance Bonus”).

3. Revised Notification under Israeli Law. In the event that the Base Salary is increased pursuant to Section 3 of the 2005 Agreement, Employer agrees to deliver to Employee, and both parties agree to sign, a revised Notification to Employee of Employment Conditions (in the form attached to the 2005 Agreement), reflecting such increase.

4. Effectiveness. The amendments to the 2005 Agreement contemplated by this Amendment shall be deemed effective immediately upon the full execution of this Amendment, without any further action required by the parties hereto.

5. The Agreement. All references in the 2005 Agreement to the term “Agreement” shall be deemed to refer to the 2005 Agreement referenced in, and as amended by, this Amendment.

6. Amendment and 2005 Agreement to be Read Together. This Amendment amends and is part of the 2005 Agreement, and the 2005 Agreement and this Amendment shall henceforth be read together and shall constitute the Agreement. Except as otherwise set forth herein, the 2005 Agreement shall remain in full force and effect.

7. Headings. Headings used in this Amendment are for convenience only and shall not affect the construction or interpretation of the 2005 Agreement or this Amendment.

8. Counterparts. This Amendment may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first written above.

EMPLOYER:	EXECUTIVE:

MODIGENE INC.

By:
Name:	Eyal Fima
Title:

Notice Address:

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